    Exhibit 99.1

SAIC Announces Second Quarter of Fiscal Year 2027 Results

•Revenues of $1.88 billion, approximately 6.3% growth; 5.3% organic growth(1)
•Net income of $102 million; Adjusted EBITDA(1) of $193 million or 10.3% of revenues
•Diluted earnings per share of $2.38; Adjusted diluted earnings per share(1) of $3.01
•Cash flows provided by operating activities of $146 million; Free cash flow(1) of $131 million
•Net bookings of $1.2 billion; quarterly book-to-bill ratio of 0.6; trailing twelve months book-to-bill ratio of 0.8
•Company increases fiscal year 2027 guidance for revenue, adjusted EBITDA(1), adjusted EBITDA margin %(1) and adjusted diluted EPS(1); reiterates free cash flow(1) guidance
RESTON, VA, August 31, 2026—Science Applications International Corporation (NASDAQ: SAIC), a premier mission integrator driving our nation's digital transformation across the defense, space, intelligence, and civilian markets, today announced results for the second quarter ended July 31, 2026.
"I am proud of our team’s performance this quarter, delivering solid organic growth and double-digit margins as we continue to execute with discipline," said Jim Reagan, SAIC Chief Executive Officer. "These results reflect our focus on operational excellence and our commitment to the targets we set for the year. We are raising our guidance to reflect our strong year-to-date performance, and we are transforming our enterprise to support our customers’ most critical missions, drive long-term growth and margin expansion, while continuing to invest in strengthening our capabilities."

Second Quarter of Fiscal Year 2027: Summary Operating Results

	Three Months Ended
	July 31, 2026	Percent change	August 1, 2025
	(dollars in millions, except per share amounts)
Revenues	$1,880	6%	$1,769
Operating income	152	9%	139
Operating income as a percentage of revenues	8.1%	20bps	7.9%
Adjusted operating income(1)	191	5%	182
Adjusted operating income as a percentage of revenues	10.2%	-10bps	10.3%
Net income	102	(20)%	127
EBITDA(1)	193	9%	177
EBITDA as a percentage of revenues	10.3%	30bps	10.0%
Adjusted EBITDA(1)	193	4%	185
Adjusted EBITDA as a percentage of revenues	10.3%	-20bps	10.5%
Diluted earnings per share	$2.38	(12)%	$2.71
Adjusted diluted earnings per share(1)	$3.01	(17)%	$3.63
Net cash provided by operating activities	$146	20%	$122
Free cash flow(1)	$131	(13)%	$150
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Second Quarter Summary Results
Revenues for the quarter increased $111 million or approximately 6% compared to the same period in the prior year primarily due to ramp up in volume on existing and new contracts and from the acquisition of SilverEdge Government Solutions ("SilverEdge") of $20 million, partially offset by contract completions. Adjusting for the impact of acquisitions, revenues grew by approximately 5.3%.
Operating income as a percentage of revenues for the quarter increased compared to the same period in the prior year primarily due to improved profitability across our contract portfolio and costs related to the settlement of federal tax audits in the prior year, partially offset by higher selling, general and administrative expenses, including recovery of costs from the settlement of a patent infringement matter in the prior year.
Adjusted EBITDA(1) as a percentage of revenues for the quarter decreased to 10.3% from 10.5% for the same period in the prior year primarily due to higher selling, general and administrative expenses, including recovery of costs from the settlement of a patent infringement matter in the prior year, partially offset by improved profitability across our contract portfolio.
Diluted earnings per share for the quarter was $2.38 compared to $2.71 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $3.01 compared to $3.63 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 42.8 million from 46.8 million during the prior year quarter.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the second quarter increased $24 million compared to the prior year quarter primarily due to lower cash outflows from the usage of the Master Accounts Receivable Purchase Agreement ("MARPA") Facility, lower cash incentive-based compensation payments, and other changes in working capital, partially offset by timing of customer collections.
During the quarter, SAIC deployed $106 million of capital, consisting of $90 million of plan share repurchases and $16 million in cash dividends.
Subsequent to quarter end, on August 14, 2026, SAIC amended the MARPA to increase the aggregate facility limit from $300 million to $400 million.
Quarterly Dividend Declared
Subsequent to quarter end, on August 27, 2026, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on October 23, 2026 to stockholders of record on October 9, 2026. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter were approximately $1.2 billion which reflects a book-to-bill ratio of 0.6 and a trailing twelve months book-to-bill ratio of 0.8. SAIC’s estimated backlog at the end of the quarter was approximately $22.1 billion. Of the total backlog amount, approximately $3.8 billion was funded.
Notable New and Recompete Awards:
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded a five-year (three-year base, plus two, one-year option periods) recompete contract of approximately $400 million supporting a U.S. Intelligence Agency. Under this contract, SAIC will provide advanced systems engineering, technical integration, and mission support services for ground-based Intelligence Community programs that ultimately deliver decisive national advantage.
U.S. Army: During the quarter, SAIC was awarded a five-year contract (three-year base, plus two, one-year option periods) of approximately $330 million supporting all branches of the Armed Services. Under this contract, SAIC will provide engineering and professional services supporting system-of-systems ("SoS"), systems engineering ("SE"), live/virtual/constructive ("LVC"), and associated M&S and multi-domain operations models, simulations, and analysis. The M&S area provides various types of system-of-systems modeling and simulation support development of and improvements of systems.
U.S. Navy: During the quarter, SAIC was awarded a five-year contract (one-year base, plus four, one-year option periods) of approximately $130 million supporting the U.S Navy. Under this contract, SAIC will provide support with acquisition, development, and operational testing of various airborne electronic warfare systems.
Notable Awards Subsequent to Period End (not included in current quarter bookings):
U.S. Department of Homeland Security: Subsequent to the end of the quarter, SAIC was awarded a five-year (one-year base, plus four, one-year option periods) recompete contract of approximately $740 million with the U.S. Department of Homeland Security, in its Civilian business group. Under this task order, SAIC will provide full-scale operations and maintenance support for Customs and Border Protection systems that are essential to assessing security risk from travelers and cargo entering our country.
U.S. Intelligence Community: Subsequent to the end of the quarter, SAIC was awarded a position on the estimated $14 billion Contract Operations for Missile Evaluation and Testing ("COMET") multiple-award, indefinite-delivery, indefinite-quantity ("IDIQ") contract with the Missile and Space Intelligence Center ("MSIC"). If awarded task orders, SAIC would provide expertise to develop, maintain, and enhance hardware, software, systems, and foundational military intelligence capabilities across five mission task areas. Backlog does not include estimates of revenues to be derived from multiple-award, IDIQ contracts, but rather we record backlog and bookings when task orders are awarded.
Fiscal Year 2027 Guidance
The table below summarizes fiscal year 2027 guidance and represents the Company's views as of August 31, 2026.

	CURRENT	PRIOR
	Fiscal Year	Fiscal Year
	2027 Guidance	2027 Guidance
Revenue	$7.2B - $7.3B	$7.0B - $7.2B
Organic Growth(1)	(2%) - (0%)	(4%) - (2%)
Adjusted EBITDA(1)	$750M - $755M	$720M - $730M
Adjusted EBITDA Margin %(1)	10.3% - 10.5%	10.1% - 10.3%
Adjusted Diluted EPS(1)	$10.65 - $10.75	$9.90 - $10.10
Free Cash Flow(1)	>$600M	>$600M
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on August 31, 2026. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier mission integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, intelligence, and civilian markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 23,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.3 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Media Contact
Darryn James
Director, Media and Brand Reputation
publicrelations@saic.com
Investor Relations Contact
Jon Raviv
Vice President, Investor Relations
investorrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS, adjusted EBITDA margin to GAAP net income or free cash flow to GAAP net cash flows from operating activities due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income and cash flows from operating activities may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS, GAAP net income or GAAP net cash flows from operating activities with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2026	August 1, 2025	July 31, 2026	August 1, 2025
	(in millions, except per share amounts)
Revenues	$1,880	$1,769	$3,786	$3,646
Cost of revenues	1,641	1,554	3,298	3,222
Selling, general and administrative expenses	87	75	170	164
Other operating (income) expense	—	1	(13)	—
Operating income	152	139	331	260
Interest expense, net	33	31	66	61
Other (income) expense, net	—	—	1	5
Income before income taxes	119	108	264	194
Income tax (expense) benefit	(17)	19	(47)	1
Net income	$102	$127	$217	$195

Weighted-average number of shares outstanding:
Basic	42.4	46.7	43.1	47.1
Diluted	42.8	46.8	43.4	47.3
Earnings per share:
Basic	$2.41	$2.72	$5.03	$4.14
Diluted	$2.38	$2.71	$5.00	$4.12

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 31, 2026	January 30, 2026
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$126	$182
Receivables, net	996	853
Prepaid expenses	129	122
Other current assets	28	22
Total current assets	1,279	1,179
Goodwill	2,943	2,944
Intangible assets, net	697	761
Property, plant, and equipment, net	122	110
Operating lease right of use assets	210	193
Other assets	172	167
Total assets	$5,423	$5,354
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$597	$500
Accrued payroll and employee benefits	334	316
Other accrued liabilities	98	147
Debt, current portion	33	19
Total current liabilities	1,062	982
Debt, net of current portion	2,452	2,468
Operating lease liabilities	220	198
Deferred income taxes	147	104
Other long-term liabilities	106	102
Equity:
Total stockholders' equity	1,436	1,500
Total liabilities and stockholders' equity	$5,423	$5,354

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2026	August 1, 2025	July 31, 2026	August 1, 2025
	(in millions)
Cash flows from operating activities:
Net income	$102	$127	$217	$195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39	35	79	71
Stock-based compensation expense	15	10	28	25
Deferred income taxes	22	110	43	109
Gain on sales of investments	—	—	(12)	—
Other	(2)	(1)	(4)	—
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(34)	58	(143)	49
Prepaid expenses and other current assets	(29)	(113)	(14)	(107)
Accounts payable and other accrued liabilities	(25)	(117)	60	(84)
Accrued payroll and employee benefits	56	48	18	(3)
Operating lease assets and liabilities, net	(1)	(2)	(2)	(4)
Other assets and other long-term liabilities, net	3	(33)	3	(29)
Net cash provided by operating activities	146	122	273	222
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(15)	(7)	(24)	(15)
Contributions to investments	(3)	(1)	(9)	(7)
Purchases of marketable securities	(5)	—	(9)	(4)
Sales of marketable securities	6	1	11	4
Proceeds from sales of investments	—	—	15	—
Other	2	—	2	—
Net cash used in investing activities	(15)	(7)	(14)	(22)
Cash flows from financing activities:
Stock repurchased and retired or withheld for taxes on equity awards	(98)	(110)	(286)	(252)
Dividend payments to stockholders	(16)	(17)	(33)	(36)
Principal payments on borrowings	(1)	(546)	(2)	(1,235)
Proceeds from borrowings	—	557	—	1,307
Issuances of stock	5	6	10	12
Other	(4)	(4)	(4)	(4)
Net cash used in financing activities	(114)	(114)	(315)	(208)
Net increase (decrease) in cash, cash equivalents and restricted cash	17	1	(56)	(8)
Cash, cash equivalents and restricted cash at beginning of period	117	55	190	64
Cash, cash equivalents and restricted cash at end of period	$134	$56	$134	$56

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2026	August 1, 2025	July 31, 2026	August 1, 2025
	(dollars in millions)
Revenues
Defense and Intelligence	$1,449	$1,374	$2,915	$2,807
Civilian	431	395	871	839
Total revenues	$1,880	$1,769	$3,786	$3,646

Adjusted operating income (loss)
Defense and Intelligence	$138	$124	$284	$239
Civilian	56	54	124	106
Corporate	(3)	4	4	(5)
Total adjusted operating income	$191	$182	$412	$340

Adjusted operating margin
Defense and Intelligence	9.5%	9.0%	9.7%	8.5%
Civilian	13.0%	13.7%	14.2%	12.6%
Total adjusted operating margin	10.2%	10.3%	10.9%	9.3%
Second Quarter Defense and Intelligence Results
Revenues for the quarter increased $75 million or 5% compared to the same period in the prior year primarily due to ramp up in volume on existing and new contracts and from the acquisition of SilverEdge of $20 million, partially offset by contract completions.
Adjusted operating income as a percentage of revenues increased compared to the same period in the prior year primarily due to improved profitability across our contract portfolio.
Second Quarter Civilian Results
Revenues for the quarter increased $36 million or 9% compared to the same period in the prior year primarily due to ramp up in volume on existing and new contracts, partially offset by contract completions.
Adjusted operating income as a percentage of revenues decreased compared to the same period in the prior year primarily due to timing and volume mix in our contract portfolio.
Second Quarter Corporate Results
Adjusted operating loss was $3 million for the current quarter compared to an adjusted operating income of $4 million during the same period in the prior year primarily due to higher selling, general and administrative expenses, including recovery of costs from the settlement of a patent infringement matter in the prior year.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	July 31, 2026			January 30, 2026
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$2,883	$935	$3,818	$2,511	$1,061	$3,572
Negotiated unfunded backlog	15,250	3,068	18,318	15,869	3,181	19,050
Total backlog	$18,133	$4,003	$22,136	$18,380	$4,242	$22,622
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the consolidated non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding our long-term financial performance, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.
Non-GAAP Definitions
Organic growth: Organic growth is a performance measure that excludes the impact of acquisitions and divestitures. Organic growth is calculated by taking consolidated revenues and excluding revenues from acquisitions and divestitures during the periods presented, when applicable.
Adjusted operating income: Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted operating income is calculated by taking operating income and excluding amortization of intangible assets, depreciation of property, plant, and equipment, acquisition, integration, restructuring, and impairment costs, and any other material non-recurring costs. Adjusted operating income excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition.
EBITDA and Adjusted EBITDA: EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted EBITDA is calculated by taking EBITDA and excluding acquisition, integration, restructuring and impairment costs, and any other material non-recurring costs.
Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted diluted earnings per share excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition.
Free Cash Flow: Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement ("MARPA") Facility for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.
Acquisition, integration, restructuring and impairment costs: Acquisition and integration costs represent costs incurred related to our acquisitions and subsequent integration with acquired businesses. Restructuring and impairment costs represent costs incurred related to internal reorganizations and initiatives (e.g., Project Orbit), facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation.
Recovery of acquisition, integration, restructuring and impairment costs: Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards.
Costs related to the settlement of federal tax audits: Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019.
Gain on divestitures, net of transaction costs: The gain on divestitures includes gains recognized related to divestitures, net of transaction costs.
We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding our long-term financial performance.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Operating Income

	Three Months Ended		Six Months Ended
	July 31, 2026	August 1, 2025	July 31, 2026	August 1, 2025
	(dollars in millions)
Revenues	$1,880	$1,769	$3,786	$3,646
Operating income	$152	$139	$331	$260
Operating income as a percentage of revenues	8.1%	7.9%	8.7%	7.1%
Depreciation of property, plant and equipment	7	6	15	13
Amortization of intangible assets	32	29	64	58
Acquisition, integration, restructuring and impairment costs	2	1	4	4
Recovery of acquisition, integration, restructuring and impairment costs	(1)	—	(2)	(2)
Costs related to the settlement of federal tax audits	—	7	1	7
Gain on divestitures, net of transaction costs	(1)	—	(1)	—
Adjusted operating income(1)	$191	$182	$412	$340
Adjusted operating income as a percentage of revenues	10.2%	10.3%	10.9%	9.3%
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	July 31, 2026	August 1, 2025	July 31, 2026	August 1, 2025
	(dollars in millions)
Revenues	$1,880	$1,769	$3,786	$3,646
Net income	$102	$127	$217	$195
Interest expense, net and loss on sale of receivables	35	34	70	68
Income tax expense (benefit)	17	(19)	47	(1)
Depreciation and amortization	39	35	79	71
EBITDA(1)	193	177	413	333
EBITDA as a percentage of revenues	10.3%	10.0%	10.9%	9.1%
Acquisition, integration, restructuring and impairment costs	2	1	4	4
Recovery of acquisition, integration, restructuring and impairment costs	(1)	—	(2)	(2)
Costs related to the settlement of federal tax audits	—	7	1	7
Gain on divestitures, net of transaction costs	(1)	—	(1)	—
Adjusted EBITDA(1)	$193	$185	$415	$342
Adjusted EBITDA as a percentage of revenues	10.3%	10.5%	11.0%	9.4%
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Diluted Earnings Per Share

	Three Months Ended July 31, 2026
	(in millions, except per share amounts)
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Gain on divestitures, net of transaction costs	Non-GAAP results(1)
Income before income taxes	$119	$32	$2	$(1)	$(1)	$151
Income tax (expense) benefit	(17)	(5)	—	—	—	(22)
Net income	$102	$27	$2	$(1)	$(1)	$129

Diluted EPS	$2.38	$0.63	$0.04	$(0.02)	$(0.02)	$3.01

	Three Months Ended August 1, 2025
	(in millions, except per share amounts)
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Costs related to the settlement of federal tax audits	Non-GAAP results(1)
Income before income taxes	$108	$29	$1	$7	$145
Income tax (expense) benefit	19	6	—	—	25
Net income	$127	$35	$1	$7	$170

Diluted EPS	$2.71	$0.75	$0.02	$0.15	$3.63
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Diluted Earnings Per Share

	Six Months Ended July 31, 2026
	(in millions, except per share amounts)
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Costs related to the settlement of federal tax audits	Gain on divestitures, net of transaction costs	Non-GAAP results(1)
Income before income taxes	$264	$64	$4	$(2)	$1	$(1)	$330
Income tax (expense) benefit	(47)	(12)	—	—	—	—	(59)
Net income	$217	$52	$4	$(2)	$1	$(1)	$271

Diluted EPS	$5.00	$1.20	$0.09	$(0.05)	$0.02	$(0.02)	$6.24

	Six Months Ended August 1, 2025
	(in millions, except per share amounts)
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Costs related to the settlement of federal tax audits	Non-GAAP results(1)
Income before income taxes	$194	$58	$4	$(2)	$7	$261
Income tax (expense) benefit	1	—	—	—	—	1
Net income	$195	$58	$4	$(2)	$7	$262

Diluted EPS	$4.12	$1.23	$0.08	$(0.04)	$0.15	$5.54
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Free Cash Flow

	Three Months Ended		Six Months Ended
	July 31, 2026	August 1, 2025	July 31, 2026	August 1, 2025
	(in millions)
Net cash provided by operating activities	$146	$122	$273	$222
Expenditures for property, plant, and equipment	(15)	(7)	(24)	(15)
Cash used from (provided by) MARPA Facility	—	35	—	(101)
Free cash flow(1)	$131	$150	$249	$106

FY27 Guidance
Net cash provided by operating activities	>$635M
Expenditures for property, plant, and equipment	Approximately $35M
Free cash flow(1)	>$600M
(1)Non-GAAP measure, see above for definition.